                                                                     EXHIBIT 4.4


                            [FORTIS BANK LETTERHEAD]


Kwanasia Electronics Company Limited
Units 10-14, 19/F.,
Kwong Sang Hong Centre,
151-153 Hoi Bun Road,
Kwun Tong, Kowloon.


Date     1 November, 2001
Ref.     KEM-1/KA/CRA
Subject  General Banking Facilities


Dear Sirs,

We refer to our recent discussion and are pleased to confirm that subject to execution of satisfactory documentation we agree to grant you general banking facilities under the following terms and conditions:-

OVERDRAFT FACILITIES &/OR STANDBY LETTER OF CREDIT ISSUED ON YOUR BEHALF

OD Limit/L/C Amount : HKD5,000,000.-

Interest on Overdraft Facilities

Our HKD Prime Rate OR our prevailing funding cost, whichever is the higher, plus 0.25%, subject to fluctuation at our discretion, payable monthly.

IMPORT FACILITIES AGAINST 100% SALES CONTRACTS AND/OR INVOICE DISCOUNTING FACILITIES


Limit: HKD5,000,000.- for the opening of letters of credit on such terms and conditions as we may from time to time stipulate, the delivery of goods against signing of trust receipts, invoice trust receipts, negotiation of letters of credit under letters of guarantee, advances against export documents and/or discounting of invoices (up to 80%, maximum of 90 days) from restricted buyers listed below. In-house bills with related companies, including but not limited to Jetcrown Industrial Ltd, Deswell Industries Inc, and Kwanta Precision Metal Products Co Ltd, are not allowed.

                     Invoice Trust Receipts facilities can be drawn against invoices from approved suppliers with payment made directly to their accounts.


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Date     1 November 2001
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    2/5



                        Invoice Discounting buyers' list

                        1) Huacomm Telecommunications Engineering (HK) Ltd.

                        2) One Link Information Ltd.

                        3) Harbour Networks Ltd.

                        4) Beijing Harbour Networks Co. Ltd.

                        5) Huawei Technologies Co. Ltd.

                        6) Huawei Tech. Investment Co. Ltd.

                        Please note that the maximum period for repayment of Drafts, Trust Receipts and Invoice Trust Receipts is 90 days. For HKD bills, interest will be calculated at our Hong Kong Interbank Offered Rate, plus 3%; for foreign currency bills, interest will be calculated at our London Interbank Offered Rate, plus 3%, both are subject to fluctuation at our discretion.

The unused portion of the standby letter of credit facilities can also be available to you for import facilities without the support of sales contract and export facilities on the terms and conditions as above mentioned.

L/C opening commission:
On first USD50,000.-                           1/4%
From USD50,001 to USD150,000.-                 1/12%
On balance                                     1/24%

In lieu of exchange commission:                1/8%

 Standby L/C commission: (on monthly basis)
 On first USD50,000.-                          1/8%
 On balance                                    1/16%

 Invoice Discounting Commission:               1/8% flat (minimum HKD300.-)

Any amount unpaid on due date will be subject to additional interest at the Bank's then prevailing overdue interest rate and will be compounded monthly. We may, without prejudice to our rights, increase the interest rate on the entire outstanding if any amount becomes overdue.

Whilst the aforesaid facilities are outstanding, all the goods held to our order in relation to such facilities will be insured in such amount as we may in our discretion so stipulate.

Date     1 November 2001
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    3/5




A set up fee of HKD5,000.- will be charged upon implementation of the above facilities.

An annual facilities fee of HKD8,000.- p.a. (subject to revision at our discretion) will be charged to your current account starting from one year after implementation of the above facilities, which is non-refundable.

The above facilities will be made available to you subject to charge to us of a fixed deposit for HKD5,000,000.- (or its equivalent amount in USD or 110% equivalent in other currencies acceptable to us) together with interest accrued thereon.

As additional support for the aforesaid facilities, we shall require undertaking from yourgoodselves, Deswell Industries Inc. and Mr. Lee Shu Kwan & Mr. Tam
Man Chi, by signing on the attached duplicate of this letter, that:-

a) Deswell Industries Inc. will not give corporate guarantee to any financial institutions or banks for the account of your Company unless with our prior written consent;

b) Mr. Lee Shu Kwan and Mr. Tam Man Chi will not give personal guarantee to any financial institutions or banks for the account of your Company unless with our prior written consent;

c) you will immediately notify us of any change of directorship or shareholdership or any amendment of the Memorandum and Articles of Association of your Company; and

d) you will channel through us an annual bills turnover of not less than HKD18 Million.

We reserve the overriding right to (a) demand immediate repayment of any or all of the amount outstanding in respect of the facilities together with all accrued interest and other moneys payable and (b) revise the terms and conditions applicable to the facilities or withdraw the facilities, in each case at any time at our discretion.

Without prejudice to any of the provisions herein, all moneys outstanding hereunder will automatically become immediately due and payable on our receipt of any claim or notice of any interest by any third party (including without limitation notice to recover any amount under any Ordinance, garnishee order nisi, assignment or any security interest) affecting any of our liabilities to you or any other party who has provided any guarantee or other security in respect of your obligations to us.

Please note that by signing and returning to us a copy of this letter, you are consenting to our providing to any guarantor or provider of security in respect of any loan or credit facilities extended to you the following:


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Date     1 November 2001
Subject  General Banking Facilities
         Kwanasia Electronics Company Limited
Pages    4/5



(a) a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof;

(b) a copy of any formal demand for overdue payment which is sent to you after you have failed to settle an overdue amount following a customary reminder; and

(c) from time to time on request by the guarantor or provider of security, a copy of the latest statement of account provided to you.

We may, without prior notice, at any time (including without limitation when you default in the payment of any sum payable) set off any of our liabilities (in any currency, wherever situated or payable, and whether or not matured) to you against any liability owed by you to us whether such liability be actual or contingent and now or in future. Such liabilities in each case include without limitation joint liabilities. For this purpose, we may use all or any part of such liability to buy such other currencies as may be necessary to effect such set off at our spot rate. If any such liability is unliquidated or unascertained, we may set off the amount estimated by us of such liability. Nothing in this provision is intended to give us any security of proprietary interest whether by way of mortgage, charge or otherwise. This provision operates by way of contract and self-help remedies.

To keep our file updated, we would be pleased to receive your audited financial statements not later than six months after the fiscal year-end.

Kindly return to us, duly signed, the enclosed duplicate of this letter by yourgoodselves, Deswell Industries Inc. and Mr. Lee Shu Kwan & Mr. Tam Man Chi to signify your agreement to the above and for Deswell Industries Inc. and Mr. Lee Shu Kwan & Mr. Tam Man Chi agree to provide the joint and several warranties and undertakings also set out above. If no signed confirmation is received from you, within one month from the date of this letter or if after you have returned to us on time the signed duplicate of this letter, the facilities are not drawn down within three months from the date hereof, the facilities will be treated as cancelled.

Yours faithfully,

For FORTIS BANK ASIA HK


/s/ KWOK WAI NG                   /s/ CHI MING PETER SHIN
---------------------------       -------------------------------
NG, Kwok Wai                      SHIN, Chi Ming Peter


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Date      1 November, 2001
Subject   General Banking Facilities
          Kwanasia Electronics Company Limited


Pages 5/5


We hereby confirm and accept
all the terms and conditions set out above


For and on behalf of
KWANASIA ELECTRONICS CO., LTD.


/s/ TAM MAN CHI      LEE SHU KWAN
----------------------------------------
                  Authorised Signature(s)



----------------------------------------
Kwanasia Electronics Company Limited
Date:



We jointly and severally warrant to and undertake with you the matters set out above:



For and on behalf of
DESWELL INDUSTRIES, INC.



/s/ LAU PUI HON                            /s/ LEE SHU KWAN         TAM MAN CHI
----------------------------------------   ------------------------------------
                 Authorised Signature(s)   Mr. Lee Shu Kwan & Mr. Tam Man Chi
Deswell Industries Inc.

Date: Nov. 7, 2001                         Date: